                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-53457




                       SENSORMATIC ELECTRONICS CORPORATION

           SUPPLEMENT NUMBER SIX TO PROSPECTUS DATED DECEMBER 20, 2000


                  This Supplement is a part of the Prospectus dated December 20, 1999 relating to 6,900,000 Depositary Shares ("Depositary Shares"), each representing a one-tenth interest in a share of 6 1/2% Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"), of Sensormatic Electronics Corporation ("Sensormatic"). The Prospectus (as well as this Supplement) also relates to 690,000 shares of the Preferred Stock and certain shares of Common Stock, par value $.01 per share, of Sensormatic, issued upon conversion of such Depositary Shares and/or Preferred Stock and issued or issuable in payment of dividends and certain premium payments with respect to the Preferred Stock. The Prospectus was previously supplemented by Supplement Number One dated January 24, 2000, Supplement Number Two dated January 25, 2000, Supplement Number Three dated February 15, 2000, Supplement Number Four dated April 6, 2000 and Supplement Number Five dated May 10, 2000. Defined terms contained in this Supplement have the meanings assigned to them in the Prospectus.

                  The following updates certain information concerning the Selling Securityholders and the securities of Sensormatic held by them, as set forth in the Prospectus under the caption "Selling Security Holders", based on information received from the Selling Securityholders named below after the date of the Prospectus and prior to the date hereof. The information concerning the Selling Securityholders in the Prospectus (including any previous Supplement) is not being updated to show sales, except to the extent that any such sales are reflected in the current beneficial ownership information set forth below. Except as amended or supplemented hereby or as contemplated by the preceding sentence, the information in the Prospectus concerning the Selling Securityholders and the securities of Sensormatic held by them, as previously amended by any Supplements previously filed, remains in full force and effect.

  ----------------------------------------------------------------------------------------------------------------------
                                     Common Stock                                  Depositary Shares
  ----------------------------------------------------------------------------------------------------------------------
                                                     Bene-
                                                     ficially
                                                     Owned        Beneficially                       Beneficially
                           Beneficially              After        Owned                              Owned
  Name of Selling          Owned Prior to  Offered   This         Prior to This       Offered        After This
  Securityholder           This Offering   for Sale  Offering     Offering            for Sale       Sale
  ----------------------------------------------------------------------------------------------------------------------


                                                             No. of       %  of
                           No. of   % of                     Depositary   Depositary
                           Shares   Shares                   Shares       Shares
  ----------------------------------------------------------------------------------------------------------------------
  Argent Convertible
  Arbitrage
  Fund Ltd.(1)(2)           27,704   *      27,704      0             0        *              0         0
  ----------------------------------------------------------------------------------------------------------------------
  Argent Classic
  Convertible Arbitrage
  Fund L.P. (1) (3)        373,474  *      373,474     0       265,000      3.8        265,000          0
  ----------------------------------------------------------------------------------------------------------------------
  Argent Classic
  Convertible Arbitrage
  Fund (Bermuda)
  L.P.(1)(2)               202,055  *      202,055     0       135,000        2        135,000          0
  ----------------------------------------------------------------------------------------------------------------------
  Bear Stearns & Co. Inc.    2,882  *        2,882     0             0        *              0          0
  ----------------------------------------------------------------------------------------------------------------------
  McMahan Securities Co.
  L.P. (1) (3)               7,442  *        7,442     0             0        *              0          0
  ----------------------------------------------------------------------------------------------------------------------
  Prudential Securities
  Incorporated              21,235  *       21,235     0        16,580        *         16,580          0
  ----------------------------------------------------------------------------------------------------------------------
  Total                    634,792  *      634,792     0       416,580        6        416,580          0
  ----------------------------------------------------------------------------------------------------------------------










































  ---------------------------------------------------------------------
                                 6 1/2% Convertible Preferred Stock
  ---------------------------------------------------------------------
                                                            Beneficially
                                                            Owned
                              Beneficially       Offered    After
  Name of Selling             Owned Prior to     for        This
  Securityholder              This Offering      Sale       Offering
  ---------------------------------------------------------------------
                            No. of
                            Shares
                            of        %  of
                            Preferred Preferred
                            Stock     Stock
  ---------------------------------------------------------------------
  Argent Convertible
  Arbitrage Fund Ltd.(1)
  (2)                            0         *        0          0
  ---------------------------------------------------------------------
  Argent Classic
  Convertible Arbitrage
  Fund L.P. (1) (3)         26,500       3.8   26,500          0
  ---------------------------------------------------------------------
  Argent Classic
  Convertible Arbitrage
  Fund (Bermuda)
  L.P.(1)(2)                13,500         2   13,500          0
  ---------------------------------------------------------------------
  Bear Stearns & Co. Inc.        0         *        0          0
  ---------------------------------------------------------------------
  McMahan Securities Co.
  L.P. (1) (3)                   0         *        0          0
  ---------------------------------------------------------------------
  Prudential Securities
  Incorporated               1,658         *    1,658          0
  ---------------------------------------------------------------------
  Total                     41,658         6   41,658          0
  ---------------------------------------------------------------------



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(1)  The information in this Supplement reflects the current beneficial ownership information for this Selling Securityholder as of the date of this filing and accordingly amends and supersedes the information concerning this Selling Securityholder in the Prospectus or any Supplement thereto filed prior to the date of this Supplement.

(2) Lehman Brothers International (Europe) acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.

(3) Bear Stearns Securities Corporation acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.

                  THE DATE OF THIS SUPPLEMENT IS MAY 30, 2000